Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 8, 2019 (except for Note 14, as to which the date is February 22, 2019), with respect to the consolidated financial statements of ShockWave Medical, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-229590) and related Prospectus of ShockWave Medical, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

March 6, 2019